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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                           (AMENDMENT NO. __________)(1)


                       LODGENET ENTERTAINMENT CORPORATION
--------------------------------------------------------------------------------
                                (Name of issuer)

                          COMMON STOCK, $0.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    540211109
--------------------------------------------------------------------------------
                                 (CUSIP number)

                                November 14, 2000
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
              [ ] Rule 13d-1(b)
              [X] Rule 13d-1(c)
              [ ] Rule 13d-1(d)


                       (Continued on the following pages)

                               (Page 1 of 8 Pages)


-------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
-------------------                                            -----------------
CUSIP NO. 540211109                                            PAGE 2 OF 8 PAGES
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          PAR INVESTMENT PARTNERS, L.P.
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                             (b) [X]
--------------------------------------------------------------------------------
    3     SEC USE ONLY
--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          STATE OF DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        5    SOLE VOTING POWER

   SHARES               627,900 COMMON STOCK

 BENEFICIALLY

OWNED BY EACH

  REPORTING

   PERSON

    WITH
                  --------------------------------------------------------------
                   6    SHARED VOTING POWER

                        NONE
                  --------------------------------------------------------------
                   7    SOLE DISPOSITIVE POWER

                        627,900 COMMON STOCK
                  --------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        NONE
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          627,900 COMMON STOCK
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*  [ ]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.1% COMMON STOCK
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
-------------------                                            -----------------
CUSIP NO. 540211109                                            PAGE 3 OF 8 PAGES
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          PAR GROUP, L.P.

--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                               (b) [X]
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OF ORGANIZATION

         STATE OF DELAWARE
--------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER

        SHARES                627,900 COMMON STOCK

     BENEFICIALLY

    OWNED BY EACH

      REPORTING

        PERSON

         WITH
                        --------------------------------------------------------
                         6    SHARED VOTING POWER

                               NONE
                        --------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              627,900 COMMON STOCK
                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                               NONE
--------------------------------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         627,900 COMMON STOCK
--------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*  [ ]
--------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.1% COMMON STOCK
--------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON *

         PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
-------------------                                            -----------------
CUSIP NO. 540211109                                            PAGE 4 OF 8 PAGES
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          PAR CAPITAL MANAGEMENT, INC.
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                               (b) [X]
--------------------------------------------------------------------------------
    3     SEC USE ONLY
--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          STATE OF DELAWARE
--------------------------------------------------------------------------------

      NUMBER OF          5    SOLE VOTING POWER

        SHARES                627,900 COMMON STOCK

     BENEFICIALLY

    OWNED BY EACH

      REPORTING

        PERSON

         WITH
                        --------------------------------------------------------
                         6    SHARED VOTING POWER

                               NONE
                        --------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              627,900 COMMON STOCK
                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                               NONE
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          627,900 COMMON STOCK
--------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*  [ ]
--------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.1% COMMON STOCK
--------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON *

          CO
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                            STATEMENT ON SCHEDULE 13G


Item 1(a).        NAME OF ISSUER:

                  LODGENET ENTERTAINMENT CORPORATION

Item 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  3900 West Innovation Street
                  Sioux Falls, South Dakota 57107

Item 2(a).        NAMES OF PERSON FILING:

                  Par Investment Partners, L.P.
                  Par Group, L.P.
                  Par Capital Management, Inc.

Item 2(b).        BUSINESS MAILING ADDRESS FOR THE PERSON FILING:

                  Par Capital Management, Inc.
                  One Financial Center, Suite 1600
                  Boston, MA 02111

Item 2(c).        CITIZENSHIP:

                  State of Delaware

Item 2(d).        TITLE OF CLASS OF SECURITIES:

                  COMMON STOCK, $0.01 PAR VALUE

Item 2(e).        CUSIP NUMBER:

                  540211109

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable

Item 4.  OWNERSHIP:

                  (a)  Amount Beneficially Owned:
                          627,900 COMMON STOCK, $0.01 par value

                  (b)  Percent of Class:
                          5.1% COMMON STOCK, $0.01 par value

                  (c)  Number of shares as to which such person has:

                          (i)   627,900 COMMON STOCK, $0.01 par value

                          (ii)  shared power to vote or to direct the vote:



                                  Page 5 of 8


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                          (iii) sole power to dispose or to direct the
                                disposition of:
                                627,900 COMMON STOCK, $0.01 par value

                          (iv) shared power to dispose or to direct the disposition of:

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not Applicable

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                  Not Applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                  Not Applicable

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not Applicable

Item 9.  NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable

Item 10. CERTIFICATION:

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.






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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: December 5, 2000

                                     PAR INVESTMENT PARTNERS, L.P.
                                     By: PAR GROUP, L.P.
                                         its general partner
                                     By: PAR CAPITAL MANAGEMENT, INC.
                                         its general partner

                                     By: /s/ Frederick S. Downs, Jr.
                                         ---------------------------------------
                                         Frederick S. Downs, Jr., Vice President


                                     PAR GROUP, L.P.
                                     By: PAR CAPITAL MANAGEMENT, INC.,
                                         its general partner

                                     By: /s/ Frederick S. Downs, Jr.
                                        ----------------------------------------
                                        Frederick S. Downs, Jr., Vice President


                                     PAR CAPITAL MANAGEMENT, INC.

                                     By: /s/ Frederick S. Downs, Jr.
                                        ----------------------------------------
                                        Frederick S. Downs, Jr., Vice President






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